 QUIZNO'S(R)Announces Proposed Second-Step Follow-on to Last Year's Tender Offer

     DENVER,  Colo. - May 22, 2001 - The  Quizno's  Corporation  (NASDAQ:  QUIZ)
today  announced  it has  received a proposal  to complete a  second-step  going private  transaction  that  follows the  Company's  self- tender offer late last year.  The proposed  second-step  transaction  is in the form of a merger with a corporation  wholly  owned by Richard E.  Schaden  and Richard F.  Schaden,  the
President and Chief  Executive  Officer,  and the Vice  President and Secretary,
respectively,   of  the  Company.   Pursuant  to  the  proposal,  the  Company's
shareholders  (other than the Schadens and their affiliates) would receive $8.00 per share of common stock, in cash.

     The Board of Directors has appointed a Special Committee, comprised of Mark
L.  Bromberg,  John J.  Todd,  and J.  Eric  Lawrence,  to review  the  proposed transaction.  The Special  Committee has retained  Tucker  Anthony Sutro Capital
Markets as its financial advisor. Tucker Anthony previously advised the Board of
Directors  with  respect to the tender  offer.  The Special  Committee  has also engaged  Brobeck,  Phleger & Harrison  LLP as its legal  counsel for purposes of evaluating the proposal.

     The proposed second-step transaction would result in the acquisition of all of the  outstanding  shares of the Company  (other than the shares  owned by the
Schadens  and  certain  affiliated   shareholders).   The  final  terms  of  any
acquisition  will be based on negotiations  between the acquirer and the Special
Committee.  The  proposed  acquisition  is subject to, among other  things,  (1)
approval of the proposed  transaction by the Special Committee of the Board, the full  Board of  Directors  and the  Company's  shareholders,  (2)  receipt  of a fairness  opinion  by the  Special  Committee,  and  (3)  applicable  regulatory approval.  There can be no assurance that a definitive  merger agreement will be executed and delivered, or that the proposed transaction will be consummated.

     The  proposed   acquisition  may  only  be  completed  in  accordance  with applicable  state and federal laws  including the Securities Act of 1933 and the
Securities  Exchange  Act of 1934,  as  amended.  This press  release  shall not constitute an offer or a solicitation of an offer to buy such securities.

     This release contains forward-looking statements (as defined in the Private
Securities  Litigation  Reform  Act of 1995)  that  are  subject  to  risks  and uncertainties  that could cause actual results to differ  materially  from those set  forth in the  forward-looking  statements.  Such  risks  and  uncertainties include  whether the proposed  acquisition  transaction  will be completed,  and approval by various parties.

For more information contact:

Patrick E. Meyers, Vice President & General Counsel
The Quizno's Corporation, (720) 359-3300